                                                                    EXHIBIT 99.6


                               EXCHANGE AGREEMENT

         EXCHANGE AGREEMENT dated as of January 18, 2001, by and among New World Coffee - Manhattan Bagel, Inc., a Delaware corporation (the "Company"), and the stockholders listed on Schedule I hereto (being hereinafter called individually a "Stockholder" and collectively the "Stockholders").

         WHEREAS, pursuant to the Series D Preferred Stock and Warrant Purchase Agreement, dated as of August 11, 2000 (the "Series D Purchase Agreement") and related documents, by and among the Company and the Stockholders, the Stockholders purchased an aggregate 16,216.216 shares of Series D Preferred Stock, $0.001 par value ("Series D Preferred Stock"), of the Company and warrants to purchase 2,393,820 shares of the Company's Common Stock, par value $.001 per share (the "Common Stock") (the "Original Warrants") (as set forth in
Schedule I hereto), and since such dates, payment in kind dividends have accrued and been paid in part, which, with the original purchase, total 16,719.76 shares of Series D Preferred Stock (the Series D Exchange Shares");

         WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company and Halpern Denny III, L.P. ("HD") entered into a certain Series F Preferred Stock and Warrant Purchase Agreement pursuant to which the Company issued and sold HD an aggregate of 20,000 shares of Series F Preferred Stock of the Company, $.001 par value (the "Series F Preferred Stock") and 8,484,112 warrants to purchase the Common Stock of the Company (the "HD Transaction") the proceeds of which are to be used to purchase certain 7.25% Convertible Subordinated Notes ("Einstein Bonds") of Einstein/Noah Bagel Corporation ("Einstein"); and

         WHEREAS, simultaneously with the consummation of the HD Transaction, the Company wishes to issue an aggregate of 16,398.33 shares of Series F Preferred Stock (the "Series F Exchange Shares") and warrants to purchase an aggregate of 6,526,356 shares of Common Stock (the "New Warrants") to the Stockholders in exchange for all of the shares of Series D Preferred Stock and the Original Warrants owned by each Stockholder, and the Stockholders wish to exchange such shares of Series D Preferred Stock and Original Warrants held by them for the shares of Series F Exchange Shares and the New Warrants on the terms and subject to the conditions hereinafter set forth;

         WHEREAS, the Company is currently negotiating the terms of a certain Bond Purchase Agreement and related documents (the "Greenlight Documents") with Greenlight Capital, L.P. and related entities (the "Greenlight Capital Entities") pursuant to which the Greenlight Capital Entities will invest $10,000,000 in the aggregate into an entity formed for the purpose of acquiring Einstein Bonds;

         NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

         SECTION 1. Exchange of Series D Exchange Shares and Original Warrants for Series F Exchange Shares and New Warrants.

         (a) On and as of the date hereof (as defined below), the Company shall issue to each of the Stockholders the number of shares of Series F Exchange Shares and New Warrants (substantially in the form annexed hereto as Exhibit C) set forth opposite the name of such Stockholder on Schedule I annexed hereto under the columns labeled "Series F Exchange Shares" and "New Warrants".

         (b) In exchange for the issuance of the shares of Series F Exchange Shares and New Warrants provided for in paragraph (a) above, and in full payment therefore as aforesaid, each Stockholder shall, on the date hereof, (i) assign, transfer and deliver to the Company all of such Stockholder's right, title and interest in and to the shares of Series D Exchange Shares and the Original Warrants held by such Stockholder as specified in Schedule I hereto, and (ii) in that connection, deliver to the Company each certificate representing such Series D Exchange Shares and the Original Warrants, duly endorsed for transfer.

         SECTION 2. Warrant Step-Up.

         (a) If within one year from the date hereof (i) the Company has not redeemed the Series F Exchange Shares in accordance with the terms set forth in the Certificate of Designation, Preferences and Rights or Series F Exchange Shares in the form annexed hereto as Exhibit A (the "Certificate of Designation"), (ii) the Company has redeemed the Series F Exchange Shares by the issuance of the Notes in the form annexed hereto as Exhibit B (the "Notes") but has not paid such Notes in full, or (iii) the closing of (A) the Company's acquisition of 70% or more of the outstanding stock of Einstein, (B) the Company's acquisition of all or substantially all of the assets of Einstein or
(C) the acquisition by Einstein of all or substantially all of the assets or capital stock of the Company ("Einstein Combination") has not occurred and the Series F Exchange Shares have not been redeemed in full in accordance with
Section 3 of the Certificate of Designation, the Company will issue pro-rata to the Stockholders warrants substantially in the form annexed hereto as Exhibit C representing an additional 1.154% of the Fully Diluted Common Stock of the Company outstanding on such first anniversary date and on each June 30 and December 31 following such first anniversary of the date hereof, which percentage shall be reduced pro rata based upon Series F Exchange Shares redeemed or the Notes repaid as applicable. The term "Fully Diluted Common Stock" shall mean the fully diluted Common Stock of the Company, determined by taking into account all options, warrants and other convertible securities of the Company, but not including any outstanding warrants or options with a strike price greater than $3.00 per share and not including the warrants issued under this Section 2(a).

         (b) For purposes of this Section 2, at the time of each such issuance of the warrants referred to in Section 2(a) above, the number of shares subject to such warrants shall be calculated to result in the applicable percentage of Fully Diluted Common Stock before such issuance of warrants.

         (c) The issuance of any additional warrants pursuant to this Section 2 shall be treated as an adjustment to the Stockholders' basis in the Series F Exchange Shares.

         SECTION 3. Representations and Warranties of the Company. The Company represents and warrants to the Stockholders as follows:


         (a) Organization, Qualifications and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the necessary corporate power and authority to own and hold its properties and to carry on its business as currently conducted and to execute, deliver and perform this Agreement and the transactions contemplated hereby. The Company has the corporate power and authority to issue and deliver the Series F Exchange Shares and New Warrants pursuant to this Agreement.

         (b) Authorization, Validity, Etc. The execution, delivery and performance by the Company of this Agreement and the issuance and delivery by the Company of the shares of Series F Exchange Shares and the New Warrants pursuant hereto have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation or By-laws of the Company, or any provision of any indenture, agreement or other instrument by which the Company or any of its properties or assets is bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Company. The execution, delivery and performance of this Agreement by the Company constitutes its valid and binding obligations enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting creditors' rights generally, and (ii) general principles of equity that restrict the availability of equitable remedies.

         (c) The Series F Exchange Shares are duly authorized by the Company and, when issued and delivered in exchange for the Series D Exchange Shares and the Original Warrants will be validly issued and outstanding, fully paid and nonassessable shares of Series F Exchange Shares of the Company. The issuance, sale and delivery of the Series F Exchange Shares is not subject to any preemptive rights of shareholders of the Company, and is not subject to any right of first refusal or other similar right in favor of any person.

         (d) The Company has delivered to the Stockholders, true and correct copies of all documents pertaining to the HD Transaction and all representations and warranties contained therein are true and correct in all material respects.

         (e) The Company has received the necessary consent from Fleet National Bank to the transactions contemplated herein and in the HD Transaction.

         SECTION 4. DELIVERIES AT CLOSING.

         (a) Deliveries by the Company. At the closing of the transactions contemplated hereby (the "Closing"), the Company shall deliver to each of the Stockholders the following:

                  (i) Certificates representing the Series F Exchange Shares to be delivered to each Stockholder;

                  (ii) Warrant Certificates representing the number of New Warrants to be delivered to each Stockholder;

                  (iii) A Certificate of the Secretary of the Company, dated as of the date hereof, substantially in the form annexed hereto as Exhibit D.

                  (iv) An opinion of counsel to the Company addressed to the Stockholders dated as of the date hereof, substantially in the form annexed hereto as Exhibit E.

                  (v) An Amended and Restated Registration Rights Agreement (the "Amended and Restated Registration Rights Agreement") dated as of the date hereof in the form annexed hereto as Exhibit F executed by the Company;

                  (vi) A Stockholders' Agreement (the "Stockholders' Agreement") dated as of the date hereof in the form annexed hereto as Exhibit G duly executed by the Company; and

                  (vii) A copy of the Certificate of Designation as filed with the Delaware Secretary of State.

         (b) Deliveries by the Stockholders. At the Closing, each of the Stockholders shall deliver to the Company the following:


                  (i) A Certificate representing the Series D Exchange Shares held by such Stockholder, duly endorsed for transfer; and

                  (ii) The Warrant Certificate representing all of the Original Warrants held by such Stockholder.

                  (iii) Amended and Restated Registration Rights Agreement duly executed by the Stockholders; and

                  (iv) Stockholders' Agreement duly executed by the Stockholders.

         SECTION 5. Representations and Warranties of the Stockholders. Each Stockholder, severally and not jointly, represents and warrants to, and agrees with, the Company as follows:


         (a) Title to Shares. Such Stockholder is the lawful owner, of record and beneficially, of the number of Series D Exchange Shares set forth opposite its name on Schedule I hereto, which shares are free and clear of all liens, charges and encumbrances and are not subject to any options, rights of first refusal, pre-emptive rights or claims of any kind whatsoever in favor of any person.

         (b) Investment Representations. Such Stockholder is acquiring the Series F Exchange Shares, the New Warrants and the Common Stock issuable upon exercise of the New Warrants for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof. Such Stockholder understands that it must bear the economic risk of such Stockholder's investment for an indefinite period of time because the Series F Exchange Shares, the New Warrants and the Common Stock issuable upon exercise of the New Warrants are not registered under the Securities Act or any applicable state securities laws, and may not be resold unless subsequently registered under the Securities Act and such other laws or unless an exemption from such registration is available. Such Stockholder also understands that, except as provided in the Amended Registration Rights Agreement, it is not contemplated that any registration will be made under the Securities Act or that the Company will take steps which will make the provisions of Rule 144 or Rule 144A under the Securities Act available to permit resale of the Series F Exchange Shares, the New Warrants and the Common Stock issuable upon exercise of the New Warrants. Such Stockholder agrees not to pledge, transfer, convey or otherwise dispose of any of the shares of Series F Exchange Shares, the New Warrants and the Common Stock issuable upon exercise of the New Warrants, except in a transaction that is the subject of either (i) an effective registration statement under the Securities Act and any applicable state securities laws,
(ii) an opinion of counsel to the effect that such registration is not required, or (c) as provided for in the Stockholders Agreement.


         (c) Authorization, Etc. (i) The execution, delivery and performance by the Stockholder of this Agreement and the surrender and delivery by such Stockholder of the Series D Exchange Shares and the Old Warrants pursuant hereto have been duly authorized by all requisite partnership or limited liability company action, as the case may be, and will not violate any provision of law, any order of any court or other agency of government, the organizational documents of such Stockholder, or any provision of any indenture, agreement or other instrument by which such Stockholder or any of its properties or assets is bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of such Stockholder.

         SECTION 7 Protective Provisions.

         (a) The Company covenants and agrees that, without the prior approval of the holders of two-thirds of the outstanding shares of Series F Preferred
Stock:

                  (i) The Company shall not sell or transfer its interest in any Einstein Bond (or securities into which such Einstein Bond is convertible) other than in connection with an Einstein Combination, unless the price received by the Company, net of any cash fees and expenses, is at least equal to 60% of such bond's face value.

                  (ii) There shall be no application of the proceeds from the sale of the Einstein Bonds (or securities into which such bonds are convertible) for any purpose other than the repayment of outstanding senior debt or the redemption of the Series F Preferred Stock. The holders of the Series F Exchange Shares including but not limited to the Stockholders, shall have the right of first offer, in proportion to their respective interests, to purchase any Einstein Bonds that the Company desires to sell or transfer.

                  (iii) Proceeds received by the Company as the result of the HD Transaction may be used only to purchase at one time Einstein Bonds (with a maximum price, including cash fees and expenses, of 60% of the face value of each such bond) having ay least aggregate face amount of $30 million and expenses associated with the issuance of the Series F Preferred Stock and the Acquisition of Einstein, including fees incurred with the HD Transaction payable to HD or to the Stockholders in accordance with Section 8(d) below, subject to the reasonable approval of the Einstein Supervisory Committee of the Company's Board of Directors (the "Einstein Supervisory Committee"). The Einstein Supervisory Committee shall be comprised of two (2) designees of the management of the Company (the "Management Designees") and one (1) designee of the Stockholders. The initial Management Designees shall be R. Ramin Kamfar and Karen Hogan and the Stockholders' designee shall be Eve Trkla.

         (b) Contemporaneously with the Closing, the Company shall deposit proceeds in an amount sufficient to purchase Einstein Bonds in the minimum amount specified in Section 7(a)(iii) with the Company's broker(s) who shall be authorized to purchase Einstein Bonds in accordance with the requirements of Sections 7(a)(iii) and 7(c).

         (c) The Company shall utilize its best efforts to apply the proceeds first toward the purchase of all Einstein Bonds held by the three bondholders currently represented on the Einstein Unsecured Creditors Committee.

         (d) The Company shall amend its bylaws to provide that the authorization of at least 75% of the Board of Directors shall be required to authorize the filing of a petition under the United States Bankruptcy Code.

         (e) Subject to the performance of this Agreement and the accuracy of the representations and warranties contained herein, the Stockholders hereby consent to the HD Transaction.

         SECTION 8. Miscellaneous.

         (a) Survival of Agreements. All covenants, agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the issuance, sale and delivery of the Series F Exchange Shares and New Warrants pursuant hereto, and all statements contained in any certificate or other instrument delivered by the Company hereunder shall be deemed to constitute representations and warranties made by the Company. The Series D Purchase Agreement is hereby terminated, provided, however, that the representations and warranties of the Company contained in Section 5 in the Series D Purchase Agreement shall survive termination.

         (b) Each Stockholder agrees that it will not sell, assign or transfer any share of Series F Preferred Stock, any New Warrant or common stock issuable upon exercise of any New Warrant to any person other than: (i) in the case of BET Associates, L.P., any such transfer to

Bruce Toll, Leonard Tannenbaum, any entity where a majority of capital stock or other equity interest is held by either Mr. Toll or Mr. Tannenbaum, their respective heirs, or any trust created for the benefit of their heirs; and (ii) in the case of Brookwood New World Investors LLC, (A) its members, (B) the members of its managing member, and (C) the members, partners or shareholders of any of the managing member's members, as to (C), not to exceed twenty transferees. Any attempt transfer shares not in compliance with this Section 8(b) shall be null and void. Certificates evidencing the shares will include the following legend:

                  "THE TRANSFERABILITY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS FURTHER RESTRICTED BY THE TERMS OF THE EXCHANGE AGREEMENT DATED JANUARY 12, 2001, A DUPLICATE OF THE ORIGINAL OF WHICH IS MAINTAINED AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY."

         (c) The Company shall not consummate the transactions contemplated by the Greenlight Documents without the prior consent of the Stockholders.

         (d) Subject to the consummation of the HD Transaction, the Company shall pay each Stockholder a transaction fee in the amount of $187,500.

         (e) Subject to the consummation of the HD Transaction, the Company shall reimburse the Stockholders for their reasonable attorney's fees incurred as a result of said transaction, provided such amount in the aggregate does not exceed $50,000.

         (f) Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be mailed by first class registered mail, postage prepaid, or sent by recognized courier service addressed as follows:


                  (i)      if to the Company, at

                           New World Coffee - Manhattan Bagel, Inc.
                           246 Industrial Way West
                           Eatontown, New Jersey 07724
                           Attention: R. Ramin Kamfar, Chief Executive Officer

                           with a copy to

                           Ruskin, Moscou, Evans & Faltischek, P.C.
                           170 Old Country Road
                           Mineola, New York 11501
                           Attention: Stuart M. Sieger

                  (ii)     if to any Stockholder, at its address set forth in
                           Schedule I hereto, with a copy to the counsel noted on said Schedule I:

or, in any such case, at such other address or addresses as shall have been furnished in writing by such party to the others.

         (g) CONSENT TO JURISDICTION AND SERVICE OF PROCESS. THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE CITY, COUNTY AND STATE OF NEW YORK AND IRREVOCABLY AGREE THAT, SUBJECT TO THE ELECTION, ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT OR THE RELATED AGREEMENTS MAY BE LITIGATED IN SUCH COURTS. THE PARTIES ACCEPT FOR THEMSELVES AND IN CONNECTION WITH THEIR PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVE ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY (SUBJECT TO ANY APPEAL AVAILABLE WITH RESPECT TO SUCH JUDGMENT) IN CONNECTION WITH THIS AGREEMENT OR THE NOTES. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE PARTIES TO BRING PROCEEDINGS OR OBTAIN OR ENFORCE JUDGMENTS AGAINST EACH OTHER IN THE COURTS OF ANY OTHER JURISDICTION.

         (h) WAIVER OF JURY TRIAL. THE PARTIES AND THE COMPANY HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE RELATED AGREEMENTS OR ANY DEALINGS AMONG THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO THE RELATED AGREEMENTS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL (WITHOUT A JURY) BY THE COURT.

         (i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Company and the Stockholders have executed this Agreement as of the day and year first above written.


                                       New World Coffee-Manhattan Bagel, Inc.


                                       By _________________________________
                                                R. Ramin Kamfar
                                                Chief Executive Officer


                                       STOCKHOLDERS:

                                       BET Associates, L.P.

                                       By:      BRU Holding Co., LLC, its
                                                General Partner

                                       By:_________________________________

                                       Brookwood New World Investors, LLC

                                       By:      Brookwood New World Co., LLC,
                                                its Managing Member

                                       By:_________________________________

                   SCHEDULE I - STOCKHOLDERS ORIGINAL WARRANTS


                                Series D                               Series F
                                Preferred         Original             Preferred         New
Shareholder                     Stock             Warrants             Stock             Warrants
-----------                     -----             --------             -----             --------
BET Associates, L.P.            8,366.63          1,196,910            8,213.01          3,263,178


Brookwood New World             8,353.13          1,196,910            8,185.32          3,263,178
Investors, LLC

                                    EXHIBIT A

                           CERTIFICATE OF DESIGNATION

                                    EXHIBIT B

                                  FORM OF NOTE

                                    EXHIBIT C

                                 FORM OF WARRANT

                                    EXHIBIT D

                             SECRETARY'S CERTIFICATE

                                    EXHIBIT E

                               OPINION OF COUNSEL

                                    EXHIBIT F

               AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

                                    EXHIBIT G

                             STOCKHOLDERS' AGREEMENT